Exhibit 99.3

HALL TEES, INC. Pro-Forma Consolidated Balance Sheets March 31, 2013 (Unaudited)

	Hall Tees, Inc.	Studio 82 Imports, Inc.	Pro-forma Adjustments	Pro-Forma
ASSETS
Current Assets:
Cash and Cash Equivalents	$93,006	$0	$0	$93,006
Accounts Receivable, net	541			541
Total Current Assets	93,5467			93,5467

Fixed Assets, net	30,973			30,973

TOTAL ASSETS	$124,520	$0	$0	$124,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$11,725			$11,725
Accrued Expenses	25,695			25,695
Amounts due Shareholder	52,825			52,825
Total Current Liabilities	90,245			90,245

Total Liabilities	90,245	0	0	90,245

Stockholders’ Equity
Preferred Stock, $0.001 par value, 25,000,000 shares authorized, 0 and 0 shares outstanding	0			0
Common Stock, $0.001 par value, 50,000,000 shares authorized, 7,755,400 and 7,755,400 shares outstanding	7,755	5		7,760
Additional Paid-In Capital	389,945			389,945
Accumulated Deficit	(363,425)	(5)		(363,430)
Total Stockholders’ Equity	34,275	0	0	34,275

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$124,520	$0	$0	$124,520

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

NOTE 1--BASIS OF PRESENTATION

On July 8, 2013, Hall Tees, Inc. (“Hall Tees” or the “Registrant”) changed its corporate domicile, or place of incorporation, from the State of Nevada to the British Virgin Islands (the “BVI”) through a merger transaction (the “Merger”) into Studio 82 Imports, Inc. (“Studio 82”).

Immediately prior to the Merger, STUDIO 82 had 5,000 ordinary or common shares outstanding with a par value of $0.001 per share. At the time of the Merger, Studio 82 issued 7,755,400 ordinary or common shares for the outstanding common stock of Hall Tees. The shares were exchanged at a ratio of 1:1

The accompanying pro forma schedule was prepared assuming the above transaction occurred on March 31, 2013.

The reviewed financial statements of the Registrant as of March 31, 2013 have been used in the preparation of these pro forma consolidated financial statements. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Registrant.

NOTE 2—PRO FORMA ADJUSTMENT

(a)	To reflect the 5,000 shares outstanding in Studio 82 that remained outstanding as part of the Agreement for Merger.

No Statement of Operations is presented as it is unchanged with the recapitalization, as Studio 82 Silver, Inc. had no revenues or expenses.